FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

   FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS CRITICIZES RECENT
    ACTIONS BY SIZELER PROPERTY INVESTORS MANAGEMENT; SETS FORTH PRELIMINARY
                       PROPOSALS WITH RESPECT TO SIZELER

      Boston, Massachusetts- March 22, 2005- First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that in light of recent actions of the Board of Sizeler Property Investors, Inc. (NYSE:SIZ) indicating a management more interested in personal entrenchment than shareholder value, First Union sees no alternative but to formulate its own preliminary plans and proposals with respect to Sizeler. First Union believes that the recent below-market stock sale by Sizeler and Sizeler's almost immediate commencement of an action seeking court declaration that the stock sale was not fraudulent, are indications that the principal concern of Sizeler management is entrenchment rather than in taking actions designed to enhance shareholder value. First Union noted that the stock sale was allegedly made based on a strategic "plan" adopted by the Board in August 2004, a "plan" never disclosed to shareholders in any of Sizeler's required filings with the Securities and Exchange Commission prior to the day that the stock sale was approved. Indeed, on the very day that the stock sale was approved, Sizeler filed its annual report with the SEC without a single reference to the stock sale that was to close the next day.

      First Union also noted that it is disappointed that Sizeler has not yet announced the date of its next annual meeting of shareholders, despite the fact that in prior years the meeting would have already been announced by this date. First Union believes that this delay is further evidence of Sizeler management's plan to entrench itself at the expense of shareholders.

      First Union is now giving serious consideration to one or more strategic proposals for Sizeler which would include its sale or liquidation pursuant to a plan of liquidation that would require shareholder approval or, at a minimum the sale of certain non-core assets. First Union would agree that any such sale or liquidation would provide that neither it nor its affiliates would acquire any of the assets or receive any real estate brokerage commission or similar fee in connection with such sales. Further, First Union would propose corporate governance changes to eliminate Sizeler's staggered board, "poison pill" and executive golden parachutes, all of which assist in ensuring management entrenchment.

      Peter Braverman, the President of First Union stated "it is unfortunate that Sizeler's Board and management has elected to spend company money and use its efforts to attempt to deny shareholder choice instead of enhancing shareholder value."

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      First Union also announced that it had increased its ownership interest in
Sizeler to 1,400,300 or 8.73% of the outstanding common shares at the close of business on March 21, 2005.

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      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

      First Union Real Estate Equity and Mortgage Investments has filed with the SEC a preliminary proxy statement with respect to its solicitation of proxies to elect Michael L. Ashner, Peter Braverman and Steven Zalkind as directors at Sizeler's 2005 Annual Meeting of Stockholders. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. First Union and Messrs. Ashner, Braverman and Zalkind may be deemed to be participants in the solicitation of proxies from the shareholders of Sizeler in connection with the annual meeting. Information about these participants is set forth in the preliminary proxy statement filed by First Union with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.